Exhibit 99.1

Rosetta Stone Inc. Reports First Quarter 2012 Results

ARLINGTON, VA — May 8, 2012 — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, today announced financial results for the first quarter 2012, as summarized below:

	Three Months Ended
US$ thousands	March 31,		%
except per-share data	2012	2011	change
Total revenue	$69,449	$56,978	22%
Sales bookings(1)	$65,267	$55,580	17%

Net income/(loss)	$(1,903)	$(9,281)	79%
Net income/(loss) per share	$(0.09)	$(0.45)	80%
Adjusted EBITDA	$1,348	$(10,043)	113%
Operating EBITDA(1)	$(2,834)	$(11,442)	75%

Cash flow from operations	$2,656	$932	185%
Purchases of property and equipment	$967	$2,651	-64%
Free cash flow	$1,689	$(1,719)	198%

(1) Definitions and reconciliations for all non-GAAP measures are provided in this press release.

“Strength in our US Consumer business helped drive 22% revenue growth and better-than-expected Adjusted EBITDA and Net Income,” said Stephen M. Swad, President and Chief Executive Officer, Rosetta Stone Inc. “Improved web visits and conversion in the direct-to-consumer channel drove US Consumer results, while retail sell-through and same-store kiosk sales recorded double-digit gains in the quarter.  In addition, we more efficiently managed our sales and marketing spending and lowered our general and administrative expenses from a year ago, which helped improve Adjusted EBITDA margins to positive 2% from negative 18% a year ago.”

Swad continued, “Although growth from our US Consumer business was robust, we are still working to reset and grow our business in our International consumer markets.  Our Institutional segment showed mixed results with gains in the Corporate and Educational channels offset by softness in the Government channel.  Overall results for the quarter were a good start to the year, but we have more work to do.  The new strategy that we are pursuing to drive revenues, improve margins and return to profitability will not materialize immediately, but I believe that we are headed in the right direction and first quarter results provide a solid foundation.”

First Quarter 2012 Operational and Financial Highlights

•                  Revenue increased 22%:  Revenue grew 22% to $69.4 million reflecting the strong performance of the US Consumer segment.

	Three Months Ended
	March 31,		%
	2012	2011	change
Total consumer units sold (000)	190.8	114.2	67%
Average revenue per unit	$290	$374	-22%

First quarter 2012 units and pricing were influenced by a larger sell-in to our retail partners compared with unusually low levels in the prior year period.  In addition, lower price points that were instituted in 2011 as well as more effective marketing during the quarter, particularly in the direct-to-consumer channel, drove a 67% year-over-year increase in consumer units sold to 190.8 thousand.

	Three Months Ended
	March 31,	March 31,	%
US$ thousands	2012	2011	change
Revenue from:
US Consumer	$42,671	$28,061	52%
International Consumer	12,617	14,601	-14%
Total Consumer	55,288	42,662	30%
Institutional	14,161	14,316	-1%
Total	69,449	56,978	22%

•                  US Consumer revenues increased 52%:  Revenues in our US Consumer segment increased sharply to $42.7 million from $28.1 million in the first quarter of 2011.  Results were driven by higher sell-in to our retail partners and better conversion in the direct-to-consumer channel, as well as favorable promotional and pricing activity.

First quarter 2011 results were impacted by both lower sales from retailers as these retail partners stocked larger than usual inventories in the fourth quarter of 2010 with the introduction of TOTALe Version 4, as well as from higher returns of our Version 3 offering.  The absence of this dynamic in the first quarter of 2012 resulted in a larger than usual increase in our retail channel.  Sell-through, or retail sales to consumers, was still robust in the quarter, up double-digits from the prior year period.  Kiosk sales declined year-over-year as the company has rationalized that channel, but same-store-sales grew 18%, reflecting the improvement in selling efficiency in that channel.

•                  International Consumer revenues decreased 14%:  International consumer revenues of $12.6 million were 13.6% lower than the first quarter of 2011.  Performance in Europe was positive, but was offset by continuing challenges in Japan and Korea.  The issues in our Asian markets are country-specific including shifting distribution in Korea and pricing and messaging in Japan.  International Consumer revenues represented 18% of total revenues in the quarter, down from a high of 26% in the prior year period.

•                  Worldwide Institutional revenues declined 1%:  Institutional revenues decreased to $14.2 million, compared to $14.3 million in the first quarter of 2011.  Corporate channel revenues grew double-digit as efforts implemented last year began to generate results while International continues to be a contributor.  Education channel revenues were only modestly higher due to softer new business, partially reflecting tighter school budgets.  The decrease in the Government/Non-profit channel offset the gains in the other channels as the prior year period includes the U.S. Army and U.S. Marine Corps contracts, which were not renewed in the second half of 2011.

•                  Adjusted EBITDA:  Adjusted EBITDA for the first quarter was $1.3 million, an increase of $11.4 million from ($10.0) million in the first quarter of 2011.  Operating EBITDA was ($2.8) million for the quarter, compared to ($11.4) million in the first quarter of 2011.  Going forward, the company will no longer report Operating EBITDA as a metric and will use Adjusted EBITDA.  Adjusted EBITDA margin was 1.9%, an increase of 19.6% points from (17.6%) in the prior year period.  The improvement in Adjusted EBITDA was driven by higher US Consumer revenues, a slight improvement in gross profit and a 1.3% reduction in operating expenses.  Sales and marketing costs increased 1.5% to support higher sales, but decreased to 55% of revenues compared with 66% in the first quarter of 2011.  Research and development (R&D) expenses decreased modestly, while general and administrative (G&A) expenses declined 7.8% or $1.1 million to $13.7 million.  As a percentage of revenues R&D decreased 240 basis points to 9% and G&A decreased 630 basis points to 20% from 26% in the prior year period.

•                  Net Income: Rosetta Stone recorded a net loss of $1.9 million in the first quarter 2012, compared to a net loss of $9.3 million in the first quarter of 2011.  Net loss per share was $0.09 compared with a net loss of $0.45 per share in the prior year period.

•                  Balance Sheet and cash flow:  Cash, cash equivalents and short-term investments were $118.5 million at March 31, 2012, an increase of $2.2 million compared with $116.3 million at December 31, 2011 and a decrease of $2.3 million from the prior year period.  The company has no debt.  Net cash provided by operating activities in the quarter was $2.7 million.  Capital expenditures were $1.0 million.  Free cash flow for the quarter was $1.7 million, an almost 200% increase from ($1.7) million in the first quarter of 2011.

Financial Outlook

The company is providing the following guidance for 2012:

•                  Net revenue growth of 1% to 5% to approximately $270 million to $285 million

•                  North American Consumer revenues are expected to increase compared with 2011

•                  International Consumer revenues are expected to decrease compared with 2011

•                  Institutional revenues are expected to be approximately flat compared with 2011

•                  Adjusted EBITDA* of $5 Million to $8 Million with Adjusted EBITDA margin of approximately 2% to 3%

•                  Net Income of ($6) million to ($4) million

•                  Earnings per share of ($0.33) to ($0.20)

•                  Diluted weighted average shares outstanding of approximately 21 million

•                  Capital expenditures of $10 million to $13 million

*Adjusted EBITDA excludes any potential expenses related to the previously disclosed lawsuit seeking to prevent Google Inc. from infringing upon Rosetta Stone’s trademarks, and any restructuring costs.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure Operating EBITDA, which is GAAP net income or loss plus interest expense, income tax expense, depreciation, amortization (primarily related to acquired intangibles) and stock-based compensation expenses plus the change in deferred revenue from the prior quarter.  This press release also contains the non-GAAP financial measure Adjusted EBITDA, which is GAAP net income or loss plus interest expense, income tax expense, depreciation, amortization and stock-based compensation expenses.  An additional non-GAAP financial measure in this press release is total sales bookings, or “bookings,” which represents executed sales contracts received by the company that are either recorded immediately as revenue or as deferred revenue.  This press release also includes the non-GAAP financial measure “free cash flow,” which is cash flow from operations less cash used in purchases of property and equipment.  Management believes that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the company’s financial condition and results of operations. Management uses these non-GAAP measures to compare the company’s performance to that of prior periods for trend analyses, for purposes of determining executive incentive compensation, and for budgeting and planning purposes.  These measures are used in monthly financial reports prepared for management and in quarterly financial reports presented to the company’s board of directors.  Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other software companies, many of which present similar non-GAAP financial measures to investors.

Management typically excludes the amounts described above when evaluating the company’s operating performance and believes that the resulting non-GAAP measures are useful to investors and financial analysts in assessing the company’s operating performance due to the following factors:

•                  Amortization of Acquired Intangibles. Amortization costs and the related tax effects are fixed at the time of an acquisition, and then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition.

•                  Stock-based Compensation. Although stock-based compensation is an important aspect of compensation of the company’s employees and executives, stock-based compensation expense is generally fixed at the time of grant, then amortized over a period of several years after the grant of the stock-based instrument, and generally cannot be changed or influenced by management after the grant.  In addition, the impact of shares granted under these plans is considered in the company’s EPS calculation to the extent the shares are dilutive.

•                  Total Sales Bookings. Although revenue is an important aspect of measuring company performance, the company believes total sales bookings can be a valuable indicator of the company’s performance.  In September 2010, the company began to transition to a greater amount of subscription sales, which results in an increasing portion of sales being recorded as deferred revenue.

•                  Deferred Revenue. At the time a customer enters into a binding subscription agreement, the company classifies the amounts received, as well as the amounts on billed and uncollected amounts due from customers, in advance of revenue recognition as deferred revenue.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements.  In addition, they are subject to inherent limitations, because they reflect the exercise of judgments by management about which expenses and items of income are excluded from these non-GAAP financial measures and may not be calculated in the same manner as other companies’ similarly titled non-GAAP measures.

In order to compensate for these limitations, management presents its non-GAAP financial measures in connection with its GAAP results.  The company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, and not to rely on any single financial measure to evaluate the company’s business.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Investor Webcast

This news release and the accompanying tables should be read in conjunction with the additional content that is available on the company’s website, which includes supplemental financial information

Rosetta Stone’s management will discuss first quarter financial results as part of its 2012 Investor Day that is being webcast.

The live webcast, available at http://investors.RosettaStone.com, is scheduled for today, May 8, from 9:00 a.m. to 12:00 p.m. Eastern Time (ET).

A recorded replay of the Investor Day webcast will be available on the “Investor Relations” page of the company’s web site http://investors.RosettaStone.com.  The replay will be archived for a period of one year.

About Rosetta Stone

Rosetta Stone Inc. provides interactive solutions and cutting-edge technology that is changing the way the world learns languages. Rosetta Stone’s proprietary learning techniques are acclaimed for the power to unlock the natural language-learning ability in everyone. The company offers 30 languages, from the most commonly spoken, like English, Mandarin Chinese and Spanish, to the less widely used, like Swahili and Tagalog.  Rosetta Stone solutions are used by schools, businesses, global organizations, and millions of individuals in more than 150 countries throughout the world. The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age. The company is based in Arlington, VA. For more information, visit RosettaStone.com.

“Rosetta Stone,” “TOTALe,” “ReFLEX” and other names used herein are registered trademarks or trademarks of Rosetta Stone Ltd. in the United States and other countries.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements, including our guidance for future financial performance and operating targets, and our long-term growth prospects.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “project,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “seek,” “may,” “likely,”  “will,” “financial outlook,” “strategy,” or “continue.”  These forward-looking statements reflect the company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions.  A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including demand for language learning software; the advantages of our products, technology, brand and business model as compared to others; our ability to maintain effective internal controls or to remediate material weaknesses; our cash needs and expectations regarding cash flow from operations; our product development plans; the impact of our Version 4 TOTALe and ReFLEX products on our industry; the appeal and efficacy of Version 4 TOTALe and ReFLEX; our expectations regarding capturing lifetime value and a broader range of market segments through such offerings; our plans regarding expansion of our marketing initiatives and sales force; our international expansion and growth plans; our plans regarding our kiosks and retail relationships; our plans regarding our Institutional business; the impact of any revisions to our pricing strategy; our ability to manage and grow our business and execute our business strategy; our financial performance; our actions to stabilize our business in the U.S. consumer market including realigning our cost structure and revitalizing our go-to-market strategy; our plans to transition our distribution to more online in the consumer space; adverse trends in general economic conditions and the other factors described more fully in the company’s filings with the U.S. Securities and Exchange Commission (SEC), including the company’s annual report on Form 10-K for the fiscal year ended December 31, 2011, which is on file with the SEC.  The company assumes no obligation to update the information in this communication, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Rosetta Stone Inc.
Investor Contact:	Media Contact:
Steve Somers, CFA	Kristen Ingraham
703-387-5876	(212)-593-5801
ssomers@rosettastone.com	kristen@finnpartners.com

Source: Rosetta Stone Inc.

ROSETTA STONE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2012	2011
Revenue:
Product	$47,530	$42,303
Subscription and service	21,919	14,675
Total revenue	69,449	56,978

Cost of revenue:
Cost of product revenue	9,108	8,795
Cost of subscription and service revenue	4,366	2,667
Total cost of revenue	13,474	11,462

Gross profit	55,975	45,516

Operating expenses
Sales and marketing	38,404	37,820
Research and development	6,273	6,484
General and administrative	13,657	14,808
Total operating expenses	58,334	59,112

Loss from operations	(2,359)	(13,596)

Other income and (expense):
Interest income	78	80
Interest expense	—	(3)
Other income (expense)	(364)	2
Total other income (expense)	(286)	79

Loss before income taxes	(2,645)	(13,517)
Income tax benefit	(742)	(4,236)

Net loss	$(1,903)	$(9,281)

Net loss per share:
Basic	$(0.09)	$(0.45)
Diluted	$(0.09)	$(0.45)

Common shares and equivalents outstanding:
Basic weighted average shares	20,942	20,675
Diluted weighted average shares	20,942	20,675

ROSETTA STONE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$112,073	$106,516
Restricted cash	51	74
Short term investments	6,404	9,711
Accounts receivable (net of allowance for doubtful accounts of $1,035 and $1,951, respectively)	34,315	51,997
Inventory	7,440	6,723
Prepaid expenses and other current assets	6,579	7,081
Income tax receivable	8,738	7,678
Deferred income taxes	11,076	10,985
Total current assets	186,676	200,765

Property and equipment, net	19,713	20,869
Goodwill	34,856	34,841
Intangible assets, net	10,855	10,865
Deferred income taxes	9,162	8,038
Other assets	2,954	1,803
Total assets	$264,216	$277,181

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,716	$7,291
Accrued compensation	9,644	11,703
Other current liabilities	27,259	34,911
Deferred revenue	45,154	49,375
Total current liabilities	88,773	103,280

Deferred revenue	2,559	2,520
Other long-term liabilities	1,769	176
Total liabilities	93,101	105,976

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 authorized; zero and zero shares issued and outstanding March 31, 2012 and December 31, 2011	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 21,747 and 21,258 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	2	2
Additional paid-in capital	153,334	151,823
Accumulated income	17,179	19,082
Accumulated other comprehensive income	600	298
Total stockholders’ equity	171,115	171,205
Total liabilities and stockholders’ equity	$264,216	$277,181

ROSETTA STONE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2012	2011
Cash Flows From Operating Activities:

Net loss	(1,903)	(9,281)
Adjustments to reconcile net loss to cash provided by operating activities, net of business acquisitions
Stock-based compensation expense	1,635	1,437
Bad debt expense	165	216
Depreciation and amortization	2,436	2,114
Deferred income tax benefit	(1,314)	(2,977)
Loss on sales of equipment	32	15
Net change in:
Restricted cash	23	28
Accounts receivable	17,575	18,319
Inventory	(709)	(412)
Prepaid expenses and other current assets	503	66
Income tax receivable	(1,236)	(2,004)
Other assets	(1,209)	(63)
Accounts payable	(587)	(1,013)
Accrued compensation	(2,076)	(2,867)
Other current liabilities	(8,020)	(1,119)
Excess tax benefit from stock options exercised	—	(18)
Other long-term liabilities	1,587	(6)
Deferred revenue	(4,246)	(1,503)
Net cash provided by operating activities	2,656	932

Cash Flows From Investing Activities:
Purchases of property and equipment	(967)	(2,651)
Proceeds from (purchases of) available-for-sale securities	3,307	(1,807)
Acquisition, net of cash acquired		(75)
Net cash provided by (used in) investing activities	2,340	(4,533)

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options	—	40
Tax benefit of stock options exercised	—	18
Payments under capital lease obligations	(2)	(3)
Net cash provided by (used in) financing activities	(2)	55

Increase (decrease) in cash and cash equivalents	4,994	(3,546)

Effect of exchange rate changes in cash and cash equivalents	563	329

Net increase (decrease) in cash and cash equivalents	5,557	(3,217)

Cash and cash equivalents—beginning of period	106,516	115,756

Cash and cash equivalents—end of period	$112,073	$112,539

ROSETTA STONE INC.

Reconciliation of Net Loss to Operating EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2012	2011

Net loss	$(1,903)	$(9,281)
Interest (income)/expense, net	(78)	(77)
Income tax benefit	(742)	(4,236)
Depreciation and amortization	2,436	2,114
Stock-based compensation	1,635	1,437

Adjusted EBITDA	$1,348	$(10,043)

Change in deferred revenue	(4,182)	(1,399)

Operating EBITDA	$(2,834)	$(11,442)

ROSETTA STONE INC.

Reconciliation of Net Loss to non-GAAP Net Loss

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2012	2011

Net loss	$(1,903)	$(9,281)
Stock-based compensation net of tax (1)	1,022	898
Amortization of intangibles net of tax (1)	6	14
Non-GAAP net loss	$(875)	$(8,369)

Non-GAAP net loss per share:
Basic	$(0.04)	$(0.40)
Diluted	$(0.04)	$(0.40)

Common shares and equivalents outstanding:
Basic weighted average shares	20,942	20,675
Diluted weighted average shares	20,942	20,675

(1)  Non-GAAP tax rate of 37.5%